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                                  EXHIBIT 99.1

AMEDIA OBTAINS INTERIM FINANCING COMMITMENT OF $1.5 MILLION

HOLMDEL, N.J.--(BUSINESS WIRE)--April 5, 2005--Amedia Networks, Inc. (OTCBB:AANI
- NEWS), a provider of Ethernet ultra-broadband solutions for the Triple Play Access Market, today announced that it received an interim debt financing commitment of $1.5 million from an institutional investor. The bridge loan, which will accrue interest at the rate of 7% per year, will be secured and is expected to be replaced by long term financing. Amedia expects to close on the bridge loan during this week, with proceeds being used for general corporate purposes.

"This interim financing is helpful to our business," commented Frank Galuppo, Amedia's President and Chief Executive Officer. "During the last few months, we have been evaluating our long-term financing options in an effort to obtain the most favorable funding of our business plan and have narrowed the available options. This interim financing enables us to refine these proposals and implement a larger funding that meets our strategic growth goals." Commenting on the multiple proposals from new and existing investors, Mr. Galuppo noted "This is a vote of confidence by the investment community who recognize the prospects of our market as well as the value of our solution."

At the closing of the interim financing, Amedia will issue to the Lender its 7% convertible secured promissory note which will mature on the earlier of a subsequent long-term financing or the first anniversary of issuance. Following the maturity date, the note may be converted by the Lender at an initial per share conversion price of $1.25. The Company will also issue to the Lender five year warrants to purchase up to 150,000 shares of the Company's Common Stock at an initial per share exercise price of $2.50.

The securities sold have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States unless registered under the Securities Act or an applicable exemption from registration is available.

About Amedia Networks

Amedia designs, develops, and implements Ethernet solutions for the ultra-broadband access market. These secure and flexible solutions are used by network operators deploying Fiber-to-the-Premises (FTTP) and/or Fiber-to-the-Node (FTTN) infrastructures to offer their residential and business subscribers high-speed data, video, and Voice over Internet Protocol (VoIP) services in a highly cost effective manner. For more information about Amedia Networks please visit WWW.AMEDIA.COM.

This press release may contain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. A number of factors could cause Amedia's actual results to differ from anticipated results expressed in such forward-looking statements. Such factors are addressed in Amedia's filings with the Securities and Exchange Commission (available at WWW.SEC.GOV). Amedia assumes no obligation to update any forward-looking statements.

CONTACT:

        Amedia - Investor Contact:
        Elite Financial Communications Group, LLC
        Dodi Handy, 407-585-1080
        AANI@EFCG.NET
        or
        Amedia - Media Contact:
        Interprose Public Relations
        Melissa Power, 401-454-1314
        MELISSA_POWER@INTERPROSEPR.COM